Exhibit 4.1
SUPPLEMENTAL INDENTURE
          THIS SUPPLEMENTAL INDENTURE, dated as of May 28, 2008 (this “Supplement”), is made by and between FREMONT GENERAL CORPORATION (the “Issuer”) and HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee (the “Indenture Trustee”), with the Holders of the majority in principal amount of the Outstanding Securities of each series (the “Majority of Holders”) issued pursuant to the Indenture (as defined below) joining in the execution of this Supplement for the purpose of consenting to the execution and delivery of this Supplement.
          WHEREAS, the Issuer and The First National Bank of Chicago, as the initial trustee (“Initial Trustee”) entered into that certain Indenture, dated as of March 1, 1999 (as amended or supplemented from time to time, the “Indenture”);
          WHEREAS, Indenture Trustee has been appointed as the trustee under the Indenture and has, accordingly, succeeded to all rights of Initial Trustee under the Indenture;
          WHEREAS, Section 9.2 of the Indenture provides that the Indenture Trustee and the Issuer may, with the consent of the Majority of Holders, enter into one or more supplemental indentures to modify certain provisions of the Indenture; and
          NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, each party agrees as follows:
ARTICLE I
DEFINITIONS
          1.01 Certain Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.
ARTICLE II
AMENDMENT
          2.01 Amendment to the Indenture. Effective as of the date hereof, the first paragraph of Section 5.2 of the Indenture shall be amended and restated, in its entirety, to read as follows:
If an Event of Default with respect to Outstanding Securities of any series (other than an Event of Default with respect to the Company specified in clause (7) or (8) of Section 5.1) occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal of all the Securities of such series, or such lesser amount as may be provided for in the Securities of such series, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable. Notwithstanding anything in this Indenture to the contrary, no portion of the Outstanding Securities of any series may be declared immediately due and payable under any provision of this Indenture (other than an Event of Default with respect to the Company specified in clause (7) or (8) of Section 5.1) until after the earliest to occur of (i) the consummation of the sale of substantially all of the assets of Fremont Investment & Loan pursuant to that certain Purchase and Assumption Agreement dated April 13, 2008 among the Company, Fremont General Credit Corporation, Fremont Investment & Loan and CapitalSource TRS, Inc., as the same may be amended from time to time (the “Purchase Agreement”; all capitalized terms used in this sentence but not otherwise defined in this Indenture shall have the meanings ascribed to those terms under the Purchase Agreement); (ii) the tenth (10th) Business Day following the date of issuance of a written determination is issued by the DFI or FDIC to deny any application for a Regulatory Approval that is required for the consummation of the transactions contemplated by the Purchase Agreement; (iii) the tenth (10th) Business Day following the date on which all Regulatory Approvals have been issued if the Company has not filed by that tenth Business Day a voluntary petition to commence a Chapter 11 case under the United States Bankruptcy Code; (iv) the termination of the Purchase Agreement or the making of any public announcement by the Company that the Company does not intend to pursue the Purchase Agreement; (v) the modification of the Purchase Agreement (other than to a modification to extend the termination date thereof from time to time) in any material respect without the consent of the Holders who were Holders as of May 28, 2008 of not less than 75% in principal amount of the Outstanding Securities (which consent shall not be unreasonably withheld, conditioned or delayed); or (vi) the occurrence of July 31, 2008 (said date, as it may be extended from time to time pursuant to this clause (vi), the “Termination Date”), provided, however, that the initial Termination Date shall be automatically extended for up to two (2) periods of one (1) calendar month each if, on or before the initial Termination Date (or if the first extension period of the Termination Date remains in effect, on or before August 31, 2008), the Company delivers to Trustee an officer’s certificate certifying that (X) none of the events in clauses (i) though (v) above has occurred, (Y) CapitalSource TRS, Inc. has agreed in writing to extend the termination date of the Purchase Agreement to a date not earlier than August 31, 2008 with respect to the first extension of the Termination Date, or September 30, 2008 with respect to the second extension of the Termination Date, and (Z) the inability to consummate the Purchase Agreement at such time is due solely to the failure to obtain the Regulatory Approvals from the FDIC or DFI as of such date.
ARTICLE III
RATIFICATION
          3.01 Ratification. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Indenture, and, except as expressly modified and superseded by this Supplement, the terms and provisions of the Indenture are ratified and confirmed and shall continue in full force and effect. The Issuer and the Indenture Trustee agree that the Indenture, as amended hereby, shall continue to be the legal, valid and binding obligation of the Issuer and the Indenture Trustee and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.
ARTICLE IV
MISCELLANEOUS
          4.01 Execution in Counterparts and by Electronic Transmission. This Supplement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. The word “executed” shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.
          4.02 Persons Bound. Pursuant to Section 9.4 of the Indenture, this Supplemental Indenture shall be binding upon, and inure to the benefit of, Issuer, Indenture Trustee and all Holders and their respective successors and assigns.
          4.03 Headings. The various headings of this Supplement are inserted for convenience only and shall not affect the meaning or interpretation of this Supplement or any provisions hereof.
          4.04 GOVERNING LAW. THE PARTIES HERETO AGREE THAT THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE APPLICATION OF CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, this Supplemental Indenture has been signed and delivered by the parties as of the date first above written.

THE ISSUER: FREMONT GENERAL CORPORATION
By:	/s/ DONALD E. ROYER
Name:	Donald E. Royer
Title:	Executive Vice President and General Counsel

THE INDENTURE TRUSTEE: HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee
By:	/s/ ROBERT A. CONRAD
Name:	Robert A. Conrad
Title:	Vice President

Joinder and Consent:
The undersigned hereby consents to the
terms of the foregoing Supplemental
Indenture as of the date first written
above, and the undersigned represents
and warrants that, as of date hereof,
it owns the majority in principal
amount of the Outstanding Securities of
the 7.875% Senior Notes due 2009 issued
pursuant to the Indenture.

TENNENBAUM MULTI-STRATEGY MASTER FUND
By:	Tennenbaum Capital Partners, LLC, its Investment Manager
By:	/s/ DAVID A. HOLLANDER
Name:	David A. Hollander
Title:	Managing Director